Exhibit 99.2

Consent of Director Nominee

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Cleveland BioLabs, Inc. (the “Company”), the undersigned hereby consents to being named and described as a future director of the Company in the Registration Statement and any amendment to such Registration Statement and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 7th day of May, 2021.

/s/ Michael K. Handley
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Michael K. Handley
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